Global Self Storage Reports Fourth Quarter and Full Year 2020 Results

Expansion Lease-ups Perform Despite COVID-19, Resulting in Record-High Occupancies and Revenues; Continued Approach to Controlling Expenses Drives Peer-Leading Same-Store Net Operating Income Growth

New York, NY, March 31, 2021 - Global Self Storage, Inc. (NASDAQ: SELF), a real estate investment trust that owns, operates, manages, acquires, develops and redevelops self-storage properties, reported results for the fourth quarter and full year ended December 31, 2020. All comparisons are to the same period in 2019 unless otherwise noted.

Q4 2020 Highlights
•	Total revenues increased 6.8% to a new high of $2.4 million.
•	Net income increased $299,000 to $316,000 or $0.03 per fully diluted share.
•	Funds from operations (FFO) increased to $650,000 or $0.07 per diluted share.
•	Adjusted FFO (AFFO) increased to $677,000 or $0.07 per diluted share (see definition of FFO and AFFO, both non-GAAP terms, and their reconciliation to GAAP, below).
•	Same-store revenues increased 2.0% to $1.9 million.
•	Same-store cost of operations decreased 4.7% to $702,000, which resulted from a decrease in most major categories of same-store level expenses.
•
Same-store net operating income (NOI) increased 6.5% to $1.2 million, primarily due to the decrease in store-level cost of operations and limiting the decrease in revenues caused by the COVID-19 pandemic, as described below (see definition of same-store NOI, a non-GAAP term, and its reconciliation to GAAP, below).

•	Same-store occupancy at December 31, 2020, increased 340 basis points to 95.1% from 91.7% at December 31, 2019.
•	Same-store average tenant duration of stay at December 31, 2020 was 3.0 years, approximately the same as of December 31, 2019.
•	Maintained quarterly dividend of $0.065 per share.
•
Capital resources at December 31, 2020 totaled approximately $8.8 million, comprised of $2.0 million in cash, cash equivalents, and restricted cash, $1.9 million in marketable equity securities, and $4.9 million available under a revolving credit facility.

Full Year 2020 Highlights
•	Total revenues increased 6.1% to a new high of $9.2 million.
•	Net income was $274,000 or $0.03 per share.
•	FFO increased to $2.1 million or $0.23 per diluted share.
•	AFFO increased to $2.2 million or $0.24 per diluted share.
•	Same-store revenues increased 0.7% to $7.4 million, despite COVID-19 pandemic and related economic disruption.
•	Same-store cost of operations decreased 8.8% to $2.9 million, resulting from a decrease in every major category of same-store level expenses.
•
Same-store NOI increased 7.8% to $4.6 million, primarily due to the decrease in store-level cost of operations and limiting the reduction in revenue growth caused by the COVID-19 pandemic, as described below.

•	Same-store occupancy at December 31, 2020 increased 340 basis points to 95.1% from 91.7% at December 31, 2019.
•	Same-store average tenant duration of stay at December 31, 2020 was 3.0 years, approximately the same as of December 31, 2019.
•	Distributed dividends of $0.26 per share of common stock.

Update Related to COVID-19 Pandemic
•	Continued operations and provided tenant access at all stores, as the company continued to protect its tenants and employees by following applicable COVID-19 safety guidelines.
•
Benefited from contactless technology deployed pre-COVID-19 that provides tenants online leasing and payment options, as well as on-site kiosks that facilitate contactless rentals, lock purchases, and lease payments 24/7.

•	Total revenue growth was up 6.8% for the fourth quarter of 2020, versus the same period last year.
•	At December 31, 2020, same-store occupancy was 95.1% and combined store occupancy was 94.1%.
•	Rent collections in Q4 were 97.4%.
•	Return to normalcy in the company’s revenues was mainly attributable to consistent rent collections, despite the COVID-19 pandemic, and an increase in net leased square footage.
•
In light of reduced in-person marketing opportunities due to the COVID-19 pandemic, the company has pivoted to digital and referral-based marketing of its third-party management program, Global MaxManagementSM.

•
Continuing to explore the possibility of entering into joint-venture relationships with third parties for the acquisition of self-storage facilities; the company believes such third-party interest to conduct business with the company is due to its history of strong same-store performance and proven operational expertise.

•
Capital resources available at December 31, 2020 totaled approximately $8.8 million, providing operational flexibility for the company to continue to pursue its long-term strategic business plan. The plan includes self-storage property acquisitions, either directly or through joint ventures, and expansions at the company’s existing properties.

•
Remaining cautious in 2021 due to the continuing uncertainty related to the impacts of the COVID-19 pandemic, including the potential for future stay-at-home orders, uncertain economic climate, and potential impact on rentals, vacates, pricing, receivables, auctions and existing customer rent increases.

Management Commentary
“In 2020, we led the industry in same-store NOI growth as well as with same-store average occupancy of more than 95% at year end,” commented Global Self Storage president and CEO, Mark C. Winmill. “We also saw consistent rent collections throughout our portfolio and better than expected performance with our lease-up activity, while we decreased same-store cost of operations – all despite the challenges of the COVID-19 pandemic.

“Our proprietary revenue rate management program helped us maintain our competitive market price advantage for our storage units. It enabled us to maximize each store’s occupancy, and our self-storage revenue and NOI.

“Our strong results were also driven by effective internet and digital marketing initiatives, along with the high-quality of customer service that we believe is essential in building brand loyalty. Our customer service efforts have continued to drive referral and word-of-mouth market demand for our storage units and services, and we have continued to attract high quality, long term tenants.

“To meet increasing demand, during the year we completed two expansions and a conversion project that added a total of more than 32,800 leasable square feet of climate-controlled and drive-up units. In February of last year, we completed an expansion project for all-climate-controlled storage units at our store in Millbrook, New York. Its occupancy increased from 45.5% when the expansion was completed to 96.1% by year end. As of the end of February this year, its total area occupancy increased further to 97.5%.

“For our conversion project of climate-controlled units at our store in McCordsville, Indiana, its occupancy increased from 79.1% at project completion in June of last year to 90.3% at year end and then 91.2% at the end of February this year.

“Our other expansion project added drive-up storage units at our store in West Henrietta, New York in August of 2020. Its occupancy increased from 77.9% at project completion to 86.2% at year end. Occupancy decreased slightly to 85.4% at the end of February due to seasonality of demand. We are currently evaluating potential new conversion and expansion projects throughout our portfolio.

“We continue to offer our third-party management platform, Global MaxManagementSM, for property developers and single-property/small-portfolio operators looking to enhance the performance of their self-storage properties. The platform provides us an additional revenue stream through management fees and tenant insurance premiums. Our marketing of this service has been challenged by the pandemic cancelling a number of in-person industry events over the past year. However, we continue to believe this offering will help build brand awareness and create a captive acquisition pipeline, and contribute more meaningfully to revenues over time.

“We remain well positioned with a strong balance sheet. At year end, our capital resources totaled about $8.8 million, comprised of $2.0 million in cash, cash equivalents and restricted cash, $1.9 million in marketable equity securities, and $4.9 million available for withdrawal under a revolving credit facility. These capital resources support our ongoing operations and growth strategies.

“We continue to look at potential acquisitions in secondary and tertiary cities in the Northeast, Mid-Atlantic and Midwest that are outside the top 25 metropolitan areas. These areas have experienced significantly slower supply growth and less competition from other public REITs. These locations are where we expect to see above average growth in rents due to favorable supply and demand dynamics.

“From an operational and financial perspective, we have kicked off 2021 in a strong position and will continue to explore ways to enhance our performance as we pursue strategic expansion and acquisitive growth. We will continue to target key markets and prospective properties where we believe our highly effective professional management and best practices can improve operations. We believe our unique approach to self-storage management has contributed to our strong performance, even during adverse economic times.

“Given our lease-up momentum, the tailwinds from the suburban relocation trend, and our proven strategies, we believe Global Self Storage is set for another successful year.”

Q4 Financial Summary
Total revenues increased 6.8% to $2.4 million in the fourth quarter of 2020, as compared to $2.2 million in the same period last year. The increase was primarily attributable to the West Henrietta, NY acquisition and expansion, as well as the Millbrook, NY expansion and McCordsville, IN conversion.

Total operating expenses in the fourth quarter of 2020 increased 8.6% to $1.9 million, compared to $1.8 million in the same period last year. The increase was primarily due to increased depreciation and amortization expense.

Net income was $316,000 or $0.03 per diluted share in the fourth quarter of 2020, as compared to net income of $17,000 or $0.00 per diluted share in the same period last year.

Q4 Same-Store Results
At December 31, 2020, Global Self Storage owned nine same-store properties and three non-same-store properties, and managed one third-party owned property.

For the fourth quarter of 2020, same-store revenues increased 2% to $1.89 million compared to $1.85 million the same period last year. These increases were due primarily to a 4.0% increase in net leased square footage, and the results of the company’s revenue rate management program of raising existing tenant rates.

Same-store cost of operations in the fourth quarter decreased 4.7% to $702,000, compared to $737,000 in the same period last year. This decrease in same-store cost of operations was due primarily to a decrease in most major categories of same-store level expenses.

Same-store NOI increased 6.5% to $1.2 million in the fourth quarter of 2020, compared to $1.1 million in the same period last year. The increase was primarily due to a decrease in store-level cost of operations and limiting the reduction in revenue growth caused by the COVID-19 pandemic.

Same-store occupancy at December 31, 2020 increased 340 basis points to 95.1% from 91.7% at December 31, 2019.

Same-store average duration of tenant stay at December 31, 2020 was 3.0 years, approximately the same as of December 31, 2019.

For a reconciliation of net income to same-store NOI see, “Reconciliation of GAAP Net Income to Same-Store Net Operating Income,” below.

Q4 Operating Results
Net income in the fourth quarter of 2020 was $316,000 or $0.03 per diluted share, compared to net income of $17,000 or $0.00 per diluted share in the fourth quarter of 2019.

General and administrative expenses increased 17.4% to $567,000 in the fourth quarter of 2020, compared to $483,000 in the same period last year. The increase was primarily attributable to an increase in certain professional fees.

Business development costs for the fourth quarter of 2020 were $470, compared to $28,000 in the same period last year. These costs primarily consist of costs incurred in connection with business development, capital raising, and future potential store acquisitions, and third-party management marketing expenses. The decrease is primarily attributable to less expenses related to capital raising, store acquisitions, and third-party management marketing expenses. Business development costs are typically non-recurring and fluctuate based on periodic business development and acquisition activity.

Interest expense for the fourth quarter of 2020 was $289,000 compared to $302,000 in the year-ago period. This decrease was attributable to the continued decrease of interest and increase of principal as a proportion of payments due under the company’s term loan facility. The cash payments for the $20 million loan remain the same every month until June 2036.

FFO in the fourth quarter of 2020 increased to $650,000 or $0.07 per diluted share, compared to FFO of $561,000 or $0.07 per diluted share in the same period last year.

AFFO in the fourth quarter of 2020 increased to $677,000 or $0.07 per diluted share, compared to AFFO of $557,000 or $0.07 per diluted share in the same period last year.

Full Year 2020 Financial Summary
Total revenues increased 6.1% to $9.2 million for the full year 2020, compared to $8.7 million in 2019. The increase was primarily attributable to the company’s acquisition and expansion of West Henrietta, NY property, as well as the company’s expansion at Millbrook, NY and its conversion at McCordsville, IN, which is expected to positively affect combined revenues in 2021.
Total operating expenses increased 9.8% to $8.0 million for the full year 2020, from $7.3 million in the same year-ago period. The increase was primarily due to increased depreciation and amortization attributable to the acquisition of the West Henrietta, NY property, and to a lesser extent, an increase in certain general and administrative expenses.
Operating income decreased 12.9% to $1.2 million for the full year 2020 versus $1.4 million in 2019. The decrease in operating income was primarily attributable to increased depreciation and amortization attributable to the acquisition of the West Henrietta, NY property, and to a lesser extent, an increase in certain general and administrative expenses.
Net income for the full year 2020 was $274,000 or $0.03 per diluted share, compared to net income of $591,000 or $0.08 per diluted share in 2019.
Full Year 2020 Same-Store Results
At December 31, 2020, Global Self Storage owned nine same-store properties and three non-same-store properties, and managed one third-party owned property.
For the full year ended December 31, 2020, same-store revenues increased 0.7% to $7.43 million compared to $7.38 million in 2019. The increase was attributable to a 4.0% increase in net leased square footage, and the result of the company’s revenue rate management program of raising existing tenant rates.
Same-store operating expenses for the full year 2020 decreased 8.8% to $2.9 million compared with $3.2 million in 2019, resulting from a decrease in every major category of same-store level expenses.
Same-store NOI in the full year of 2020 increased 7.8% to $4.6 million compared with $4.2 million for 2019. The increase was due primarily to the decrease in store-level cost of operations and limiting the reduction in revenue growth caused by the COVID-19 pandemic.
Same-store occupancy at December 31, 2020 increased 340 basis points to 95.1% from 91.7% at December 31, 2019.
Same-store average duration of tenant stay at December 31, 2020 was 3.0 years, approximately the same as of December 31, 2019.
For a reconciliation of net income to same-store NOI see, “Reconciliation of GAAP Net Income to Same-Store Net Operating Income,” below.
Full Year 2020 Operating Results
Net income for the full year ended December 31, 2020 was $274,000 or $0.03 per diluted share, as compared to net income of $591,000 or $0.08 per diluted share for the full year ended December 31, 2019.
General and administrative expenses increased 12.3% to $2.4 million for the full year 2020 compared with $2.1 million in the year-ago period. The increase in the general and administrative expenses during the period are primarily attributable to an increase in certain professional fees, and to a lesser extent increased employment expenses.
Business development costs for the full year of 2020 decreased to $11,000 from $124,000 in 2019. The decrease is primarily attributable to less expenses related to third-party management marketing, store acquisition, and capital raising expenses.
Interest expense for the full year 2020 was $1.2 million compared to $1.1 million in 2019. This increase was attributable to increased borrowings under the company’s revolving credit facility for the year ended December 31, 2020. The cash payments for the $20 million loan remain the same every month until June 2036.
FFO in the full year 2020 increased to $2.1 million or $0.23 per diluted share, compared to FFO of $1.8 million or $0.24 per diluted share in the same period last year.
AFFO in the full year 2020 increased to $2.2 million or $0.24 per diluted share, compared to AFFO of $2.1 million or $0.27 per diluted share in 2019.

Q4 and Full Year 2020 FFO and AFFO

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net income	$315,785	$16,718	$274,341	$590,619
Eliminate items excluded from FFO:
Unrealized (gain) loss on marketable equity securities	(127,737)	161,397	(155,139)	(193,705)
Depreciation and amortization	461,859	382,821	1,989,761	1,438,908
FFO attributable to common stockholders	649,907	560,936	2,108,963	1,835,822
Adjustments:
Compensation expense related to stock-based awards	26,273	(32,331)	126,035	102,989
Business development, capital raising, and property acquisition costs	470	28,443	10,998	124,428
AFFO attributable to common stockholders	$676,650	$557,048	$2,245,996	$2,063,239

Earnings per share attributable to common stockholders - basic	$0.03	$0.00	$0.03	$0.08
Earnings per share attributable to common stockholders - diluted	$0.03	$0.00	$0.03	$0.08
FFO per share - diluted	$0.07	$0.07	$0.23	$0.24
AFFO per share - diluted	$0.07	$0.07	$0.24	$0.27

Weighted average shares outstanding - basic	9,284,634	7,879,132	9,273,554	7,699,966
Weighted average shares outstanding - diluted	9,294,516	7,886,098	9,282,687	7,702,117

Dividends
On December 1, 2020, the company declared a quarterly dividend of $0.065 per share, consistent with the quarterly dividend for the year-ago period and previous quarter.

For the full year of 2020, the company distributed dividends of $0.26 per share of common stock.

Balance Sheet
At December 31, 2020, capital resources totaled approximately $8.8 million, comprised of $2.0 million in cash, cash equivalents, and restricted cash, $1.9 million in marketable equity securities, and $4.9 million available for withdrawal under a revolving credit facility.

Additional Information
More information about the company’s fourth quarter and full year 2020 results, including financial statements and related notes, is available on Form 10-K as filed with the U.S. Securities and Exchange Commission and posted to the investor relations section of the company’s website.

About Global Self Storage
Global Self Storage is a self-administered and self-managed REIT that owns, operates, manages, acquires, develops and redevelops self-storage properties. The company’s self-storage properties are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers. Through its wholly owned subsidiaries, the company owns and/or manages 13 self-storage properties in Connecticut, Illinois, Indiana, New York, Ohio, Pennsylvania, South Carolina, and Oklahoma.
For more information, go to ir.globalselfstorage.us or visit the company’s customer site at www.globalselfstorage.us. You can also follow Global Self Storage on Twitter, LinkedIn and Facebook.

Non-GAAP Financial Measures
Funds from Operations (“FFO”) and FFO per share are non-GAAP measures defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and are considered helpful measures of REIT performance by REITs and many REIT analysts. NAREIT defines FFO as a REIT’s net income, excluding gains or losses from sales of property, and adding back real estate depreciation and amortization. FFO and FFO per share are not a substitute for net income or earnings per share. FFO is not a substitute for GAAP net cash flow in evaluating the company’s liquidity or ability to pay dividends, because it excludes financing activities presented on the company’s statements of cash flows. In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful. However, the Company believes that to further understand the performance of its stores, FFO should be considered along with the net income and cash flows reported in accordance with GAAP and as presented in the Company’s financial statements.
Adjusted FFO (“AFFO”) represents FFO excluding the effects of business development, capital raising, and acquisition related costs and non-recurring items, which the company believes are not indicative of the Company’s operating results. The company presents AFFO because management believes it is a helpful measure in understanding the company’s results of operations insofar as management believes that the items noted above that are included in FFO, but excluded from AFFO, are not indicative of the company’s ongoing operating results. The company also believes that the analyst community considers its AFFO (or similar measures using different terminology) when evaluating the company. Because other REITs or real estate companies may not compute AFFO in the same manner as the company does, and may use different terminology, management’s computation of AFFO may not be comparable to AFFO reported by other REITs or real estate companies.
The company believes net operating income or “NOI” is a meaningful measure of operating performance because management utilizes NOI in making decisions with respect to, among other things, capital allocations, determining current store values, evaluating store performance, and in comparing period-to-period and market-to-market store operating results. In addition, the company believes the investment community utilizes NOI in determining operating performance and real estate values, and does not consider depreciation expense because it is based upon historical cost. NOI is defined as net store earnings before general and administrative expenses, interest, taxes, depreciation, and amortization.
NOI is not a substitute for net income, net operating cash flow, or other related GAAP financial measures, in evaluating the company’s operating results.

Same-Store Self Storage Operations Definition
The company considers its same-store portfolio to consist of only those stores owned and operated on a stabilized basis at the beginning and at the end of the applicable periods presented. The company considers a store to be stabilized once it has achieved an occupancy rate that management believes, based on the company’s assessment of market-specific data, is representative of similar self storage assets in the applicable market for a full year measured as of the most recent January 1 and has not been significantly damaged by natural disaster or undergone significant renovation or expansion. The company believes that same-store results are useful to investors in evaluating the company’s performance because they provide information relating to changes in store-level operating performance without taking into account the effects of acquisitions, dispositions or new ground-up developments. At December 31, 2020, the company owned nine same-store properties and three non-same-store properties. The Company believes that by providing same-store results from a stabilized pool of stores, with accompanying operating metrics including, but not limited to, variances in occupancy, rental revenue, operating expenses, NOI, etc., stockholders and potential investors are able to evaluate operating performance without the effects of non-stabilized occupancy levels, rent levels, expense levels, acquisitions or completed developments. Same-store results should not be used as a basis for future same-store performance or for the performance of the Company’s stores as a whole.

Cautionary Note Regarding Forward Looking Statements
Certain information presented in this press release may contain “forward-looking statements” within the meaning of the federal securities laws including, but not limited to, the Private Securities Litigation Reform Act of 1995. Forward looking statements include statements concerning the company’s plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions, and other information that is not historical information. In some cases, forward looking statements can be identified by terminology such as “believes,” “plans,” “intends,” “expects,” “estimates,” “may,” “will,” “should,” “anticipates,” or the negative of such terms or other comparable terminology, or by discussions of strategy. All forward-looking statements by the company involve known and unknown risks, uncertainties and other factors, many of which are beyond the control of the company, which may cause the company’s actual results to be materially different from those expressed or implied by such statements, including the negative impacts from the continued spread of COVID-19 on the economy, the self storage industry, the broader financial markets, the Company's financial condition, results of operations and cash flows and the ability of the Company's tenants to pay rent. The company may also make additional forward looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by the company or on its behalf, are also expressly qualified by these cautionary statements. Investors should carefully consider the risks, uncertainties, and other factors, together with all of the other information included in the company’s filings with the Securities and Exchange Commission, and similar information. All forward-looking statements, including without limitation, the company’s examination of historical operating trends and estimates of future earnings, are based upon the company’s current expectations and various assumptions. The company’s expectations, beliefs and projections are expressed in good faith, but there can be no assurance that the company’s expectations, beliefs and projections will result or be achieved. All forward looking statements apply only as of the date made. The company undertakes no obligation to publicly update or revise forward looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events. The amount, nature, and/or frequency of dividends paid by the company may be changed at any time without notice.

Contacts:

Global Self Storage
Thomas O'Malley, Chief Financial Officer
1 (212) 785-0900, ext. 267
tomalley@globalselfstorage.us

CMA Investor Relations
Ron Both or Grant Stude
1 (949) 432-7566
SELF@cma.team

GLOBAL SELF STORAGE, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2020	December 31, 2019
Assets
Real estate assets, net	$59,768,533	$59,752,153
Cash and cash equivalents	1,614,771	3,990,160
Restricted cash	340,672	263,405
Investments in securities	1,916,451	1,761,312
Accounts receivable	106,521	164,078
Prepaid expenses and other assets	351,764	325,450
Line of credit issuance costs, net	152,542	311,869
Intangible assets, net	—	398,795
Goodwill	694,121	694,121
Total assets	$64,945,375	$67,661,343
Liabilities and equity
Note payable, net	$18,389,176	$18,839,787
Line of credit borrowing	5,144,000	4,914,000
Accounts payable and accrued expenses	1,373,308	1,841,640
Total liabilities	24,906,484	25,595,427
Commitments and contingencies
Equity
Preferred stock, $0.01 par value: 50,000,000 shares authorized, no shares outstanding	—	—
Common stock, $0.01 par value: 450,000,000 shares authorized, 9,343,118 and 9,330,297 issued and outstanding at December 31, 2020 and 2019, respectively	93,431	93,303
Additional paid in capital	40,455,409	40,329,502
Accumulated comprehensive income	—	—
(Accumulated deficit) Retained earnings	(509,949)	1,643,111
Total equity	40,038,891	42,065,916
Total liabilities and equity	$64,945,375	$67,661,343

GLOBAL SELF STORAGE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Year Ended	Year Ended
	December 31, 2020	December 31, 2019
Revenues
Rental income	$8,789,548	$8,371,292
Other property related income	337,166	283,570
Management fees and other income	69,810	13,460

Total revenues	9,196,524	8,668,322

Expenses
Property operations	3,586,593	3,577,358
General and administrative	2,388,960	2,126,804
Depreciation and amortization	1,989,761	1,438,908
Business development	10,998	124,428

Total expenses	7,976,312	7,267,498

Operating income	1,220,212	1,400,824

Other income (expense)
Dividend and interest income	79,331	71,666
Unrealized gain on marketable equity securities	155,139	193,705
Interest expense	(1,180,341)	(1,075,576)

Total other income (expense), net	(945,871)	(810,205)

Net income and comprehensive income	$274,341	$590,619
Earnings per share
Basic	$0.03	$0.08
Diluted	$0.03	$0.08
Weighted average shares outstanding
Basic	9,273,554	7,699,966
Diluted	9,282,687	7,702,117

Reconciliation of GAAP Net Income to Same-Store Net Operating Income

The following table presents a reconciliation of same-store net operating income to net income as presented on the company’s consolidated statements of operations for the periods indicated (unaudited):

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2020	2019	2020	2019
Net income	$315,785	$16,718	$274,341	$590,619
Adjustments:
Management fees and other income	(17,469)	(13,460)	(69,810)	(13,460)
General and administrative	566,607	482,747	2,388,960	2,126,804
Depreciation and amortization	461,859	382,821	1,989,761	1,438,908
Business development, capital raising, and property acquisition costs	470	28,443	10,998	124,428
Dividend and interest income	(17,313)	(19,840)	(79,331)	(71,666)
Unrealized (gain) loss on marketable equity securities	(127,737)	161,397	(155,139)	(193,705)
Interest expense	289,234	302,342	1,180,341	1,075,576
Non same-store revenues	(472,546)	(362,868)	(1,696,801)	(1,274,483)
Non same-store cost of operations	185,799	134,353	709,700	422,216

Total same-store net operating income	$1,184,689	$1,112,653	$4,553,020	$4,225,237

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2020	2019	2020	2019
Same-store revenues	$1,886,844	$1,849,549	$7,429,913	$7,380,379
Same-store cost of operations	702,155	736,896	2,876,893	3,155,142
Total same-store net operating income	$1,184,689	$1,112,653	$4,553,020	$4,225,237